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Filed by Hertz Global Holdings, Inc.
Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to
Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: Dollar Thrifty Automotive Group, Inc.
Registration Statement No: 333-167085

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
OF HERTZ AND DTG

        The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2009 and for the six months ended June 30, 2010 combine the historical consolidated statements of operations of Hertz and DTG, giving effect to the merger as if it had occurred on January 1, 2009. The unaudited pro forma condensed combined balance sheet as of June 30, 2010 combines the historical consolidated balance sheets of Hertz and DTG, giving effect to the merger as if it had occurred on June 30, 2010. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

  •
  separate historical financial statements of Hertz as of and for the year ended December 31, 2009 and the related notes included in Hertz's Annual Report on Form 10-K for the year ended December 31, 2009;

  •
  separate historical financial statements of DTG as of and for the year ended December 31, 2009 and the related notes included in DTG's Annual Report on Form 10-K for the year ended December 31, 2009;

  •
  separate unaudited historical financial statements of Hertz as of and for the six months ended June 30, 2010 and the related notes included in Hertz's Quarterly Report on Form 10-Q for the period ended June 30, 2010; and

  •
  separate unaudited historical financial statements of DTG as of and for the six months ended June 30, 2010 and the related notes included in DTG's Quarterly Report on Form 10-Q for the period ended June 30, 2010.

        The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Hertz and DTG during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated. In order to complete the merger with the necessary regulatory approval, it is expected that Hertz will be required to divest itself of its Advantage Rent-a-Car business. The pro forma condensed combined financial information does not reflect this anticipated divestiture, as we do not believe that it would have a material impact on the pro forma condensed combined financial information as presented.

        The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under GAAP, which are subject to change and interpretation. Hertz has been treated as the acquirer in the merger for accounting purposes. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the unaudited pro forma condensed combined financial information. In the opinion of Hertz's management, all adjustments considered necessary for a fair presentation have been included.

        The acquisition accounting is dependent upon certain valuations and other studies that have not yet begun or are not yet completed, and will not be completed until after the closing of the merger. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are necessarily based upon preliminary information available at the time of the preparation of these materials. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company's future results of operations and financial position.

        The unaudited pro forma condensed combined financial information does not reflect any cost savings or other synergies that the combined company may achieve as a result of the merger or the costs to integrate the operations of Hertz and DTG or the costs necessary to achieve these cost savings and other synergies.

 Unaudited Pro Forma Condensed Combined

Statement of Operations

For the Year Ended December 31, 2009

	Hertz	DTG	Pro Forma Adjustments (Note 5)		Pro Forma Combined
	(in thousands of dollars, except per share data)
Revenues:
Car rental	$5,872,905	$1,472,918	$—		$7,345,823
Equipment rental	1,110,243	—	—		1,110,243
Other	118,359	73,331	—		191,690

Total revenues	7,101,507	1,546,249	—		8,647,756

Expenses:
Direct operating	4,084,176	768,456	—		4,852,632
Depreciation of revenue earning equipment	1,931,358	426,092	—		2,357,450
Selling, general and administrative	641,148	200,389	(19,932	)(a)(c)(d)	821,605
Interest expense	680,273	102,778	18,987	(b)	802,038
Interest and other income, net	(64,439)	(6,218)	—		(70,657)
Impairment charges	—	2,592	—		2,592

Total expenses	7,272,516	1,494,089	(945)		8,765,660

Increase in fair value of derivatives	—	(28,848)	28,848	(d)	—
Income (loss) before income taxes	(171,009)	81,008	(27,903)		(117,904)
(Provision) benefit for taxes on income	59,666	(35,986)	10,882	(e)	34,562

Net income (loss)	(111,343)	45,022	(17,021)		(83,342)
Less: Net income attributable to noncontrolling interest	(14,679)	—	—		(14,679)

Net income (loss) attributable to Hertz/DTG common stockholders	$(126,022)	$45,022	$(17,021)		$(98,021)

Weighted average shares outstanding (in thousands)
Basic	371,456	22,687	(4,428	)(f)	389,715
Diluted	371,456	23,967	(5,708	)(f)	389,715
Earnings (loss) per share attributable to Hertz/DTG common stockholders:
Basic	$(0.34)	$1.98			$(0.25)
Diluted	$(0.34)	$1.88			$(0.25)

 Unaudited Pro Forma Condensed Combined

Statement of Operations

For the Six Months Ended June 30, 2010

	Hertz	DTG	Pro Forma Adjustments (Note 5)		Pro Forma Combined
	(in thousands of dollars, except per share data)
Revenues:
Car rental	$2,979,554	$712,562	$—		$3,692,116
Equipment rental	502,677	—	—		502,677
Other	58,243	31,995	—		90,238

Total revenues	3,540,474	744,557	—		4,285,031

Expenses:
Direct operating	2,088,036	373,223	—		2,461,259
Depreciation of revenue earning equipment	915,893	122,328	—		1,038,221
Selling, general and administrative	339,728	103,482	(28,919	)(a)(c)(d)	414,291
Interest expense	369,971	43,550	5,955	(b)	419,476
Interest and other income, net	(9,069)	(493)	—		(9,562)
Impairment charges	—	239	—		239

Total expenses	3,704,559	642,329	(22,964)		4,323,924

Increase in fair value of derivatives	—	(14,874)	14,874	(d)	—
Income (loss) before income taxes	(164,085)	117,102	8,090		(38,893)
(Provision) benefit for taxes on income	(3,190)	(47,547)	(3,155	)(e)	(53,892)

Net income (loss)	(167,275)	69,555	4,935		(92,785)
Less: Net income attributable to noncontrolling interest	(8,251)	—	—		(8,251)

Net income (loss) attributable to Hertz/DTG common stockholders	$(175,526)	$69,555	$4,935		$(101,036)

Weighted average shares outstanding (in thousands)
Basic	411,290	28,566	(10,307	)(f)	429,549
Diluted	411,290	30,139	(11,880	)(f)	429,549
Earnings (loss) per share attributable to Hertz/DTG common stockholders:
Basic	$(0.43)	$2.43			$(0.24)
Diluted	$(0.43)	$2.31			$(0.24)

 Unaudited Pro Forma Condensed Combined

Balance Sheet

As of June 30, 2010

	Hertz	DTG	Pro Forma Adjustments (Note 5)		Pro Forma Combined
	(in thousands of dollars)
Assets
Cash and cash equivalents	$896,848	$269,876	$(863,103	)(g)	$303,621
Cash and cash equivalents—required minimum balance	—	100,000	(100,000	)(g)	—
Restricted cash	743,435	113,518	—		856,953
Receivables, less allowance for doubtful accounts	1,400,306	115,279	—		1,515,585
Inventories, at lower of cost or market	88,805	—	—		88,805
Prepaid expenses and other assets	304,296	74,087	(7,196	)(h)	371,187
Revenue earning equipment, net
Cars	8,762,115	1,725,865	—		10,487,980
Other equipment	1,649,095	—	—		1,649,095

Total revenue earning equipment, net	10,411,210	1,725,865	—		12,137,075
Property and equipment, net	1,156,668	93,713	25,445	(d)	1,275,826
Other intangible assets, net	2,563,709	25,445	524,555	(d)(i)	3,113,709
Goodwill	290,550	—	733,702	(j)	1,024,252

Total Assets	$17,855,827	$2,517,783	$313,403		$20,687,013

Liabilities and Equity
Accounts payable	$1,467,148	$52,104	$—		$1,519,252
Accrued liabilities	915,817	191,200	(6,488	)(k)	1,100,529
Accrued taxes	158,114	12,459	(4,316	)(e)	166,257
Debt	11,693,823	1,548,934	321,175	(l)	13,563,932
Public liability and property damage	261,142	112,857	—		373,999
Deferred taxes on income	1,446,099	132,373	232,240	(m)	1,810,712

Total Liabilities	15,942,143	2,049,927	542,611		18,534,681

Common Stock	4,120	350	(167	)(n)	4,303
Preferred Stock	—	—	—		—
Additional paid-in capital	3,160,278	937,093	(649,463	)(o)	3,447,908
Accumulated deficit	(1,237,844)	(223,630)	174,465	(p)	(1,287,009)
Accumulated other comprehensive loss	(30,783)	(18,061)	18,061	(q)	(30,783)
Treasury stock	—	(227,896)	227,896	(r)	—

Total Hertz/DTG equity	1,895,771	467,856	(229,208)		2,134,419
Noncontrolling interest	17,913	—	—		17,913

Total Equity	1,913,684	467,856	(229,208)		2,152,332

Total Liabilities and Equity	$17,855,827	$2,517,783	$313,403		$20,687,013

 NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

1. Description of Transaction

        On April 25, 2010, Hertz and DTG entered into a merger agreement, as amended on September 10, 2010 pursuant to which, subject to the terms and conditions set forth in the amended merger agreement, DTG will become a wholly owned subsidiary of Hertz. Under the terms of the amended merger agreement, each issued and outstanding share of DTG common stock will be converted into the right to receive a combination of 0.6366 shares of Hertz common stock and $43.60 in cash (less the special dividend per share amount). In addition, record holders of DTG common stock immediately prior to the effective time of the merger will receive a dividend from DTG in an amount equal to the special dividend per share amount for each share of DTG common stock they hold at such time. Based on the closing price of Hertz stock on September 10, 2010, the date used for preparation of these unaudited pro forma condensed combined financial statements, the consideration to be transferred by Hertz and DTG to DTG stockholders is valued at $50 per share, or approximately $1.4 billion in the aggregate (this amount excludes the additional amount of consideration that will be paid to the holders, at the effective time of the merger, of outstanding awards of options, restricted stock units and performance units, as described below). The merger is subject to DTG stockholder approval, governmental and regulatory approvals, and other usual and customary closing conditions. The merger is expected to be completed in the fourth quarter of 2010.

        At the effective time of the merger, each outstanding option to purchase shares of DTG common stock under DTG's employee stock plans will be converted into an option to purchase shares of Hertz common stock, on the same terms and conditions as applicable to the options to purchase DTG common stock, except that the number of shares of Hertz common stock and the exercise price per share will be adjusted based on the merger consideration, the special dividend per share amount and the closing price per share of Hertz common stock on the date of the merger (or if that date is not a trading day, the trading day immediately preceding the closing date).

        At the effective time of the merger, all outstanding awards of restricted stock units and performance units will vest and be converted into a right to receive a lump sum cash payment equal to the product of (1) the number of shares of DTG common stock subject to such award (in the case of performance awards as if performance was achieved at the target level) and (2) the sum of (A) $43.60 and (B) the value of the stock portion of the merger consideration, valued at the closing price per share of Hertz common stock on the date of the merger (or if that date is not a trading day, the trading day immediately preceding the closing date).

        In order to complete the merger with the necessary regulatory approval, it is expected that Hertz will be required to divest itself of its Advantage Rent-a-Car business. The pro forma condensed combined financial information does not reflect this anticipated divestiture, as we do not believe that it would have a material impact on the pro forma condensed combined financial information as presented.

2. Basis of Presentation

        The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board's Accounting Standards Codification (ASC) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. Certain reclassifications have been made to the historical financial statements of DTG to conform with Hertz's presentation, primarily related to the presentation of interest income, which DTG shows net with interest expense. Upon consummation of the merger, further review of DTG's accounting policies may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on

2. Basis of Presentation (Continued)

the financial statements of Hertz as the combined company following the merger. At this time, Hertz is not aware of any differences that would have a material impact on the financial statements of Hertz as the combined company following the merger.

        ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the merger date. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price; this particular requirement will likely result in a per share equity component that is different from the amount assumed in this unaudited pro forma condensed combined financial information.

        ASC 820 defines the term "fair value" and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Hertz may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Hertz's intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

        Under ASC 805 acquisition-related transaction costs (e.g., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by Hertz and DTG are estimated to be approximately $40 million and $28 million, respectively, of which Hertz estimates $1 million and $11 million have been paid in the year ended December 31, 2009 and the six months ended June 30, 2010, respectively, and of which DTG estimates $7 million has been paid in the six months ended June 30, 2010, and have been removed from the unaudited pro forma condensed combined statements of operations as they reflect non-recurring charges directly related to the merger. The remaining $28 million and $21 million of anticipated costs for Hertz and DTG, respectively, are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to cash and retained earnings.

3. Estimate of Consideration Expected to be Transferred

        The following is a preliminary estimate of consideration expected to be transferred to effect the merger of DTG:

	(In thousands, except per share amounts)
DTG common stock shares outstanding at June 30, 2010	28,682
Cash per share	$36.72	(a)

Cash consideration for outstanding shares	1,053,265
Value of DTG performance unit share awards and restricted stock units to be settled in cash	18,668	(b)

Total cash consideration	1,071,933
DTG common stock shares outstanding at June 30, 2010	28,682
Common stock exchange ratio per share	0.6366

Equivalent Hertz shares	18,259
Hertz common stock share price on September 10, 2010	$10.05	(c)

Common stock equity consideration	183,503
Fair value of share-based compensation awards	104,310	(d)

Total estimated consideration transferred	$1,359,746

(a)
Represents the cash consideration of $43.60 less the special cash dividend per share amount (currently estimated, for purposes of these pro forma financial statements, to be $6.88 per share based on the number of shares of DTG common stock outstanding on June 30, 2010. However, such amount would decrease to $6.87 if calculated using the number of shares of DTG common stock outstanding on September 10, 2010, which would result in the cash per share amount to increase from $36.72 to $36.73).

(b)
Represents the cash consideration to be paid to holders of DTG performance units and restricted stock units for service prior to the merger. At the date the merger is completed, the holders of each performance unit and each restricted stock unit shall be entitled to receive a lump sum cash payment equal to the product of (1) the number of shares of DTG common stock subject to such award (in the case of performance units, as if performance was achieved at the target level) and (2) the sum of (A) $43.60 and (B) the value of the stock portion of the merger consideration, valued at the closing price per share of Hertz common stock on the date of the merger (or if that date is not a trading day, the trading day immediately preceding the closing date). ASC 805 requires that cash payments made to settle vested awards attributable to precombination service be included in the consideration transferred. Additionally, approximately $1.3 million in payments associated with performance units and restricted stock units associated with post-combination services will be expensed post-merger. This amount will differ from the actual amount recorded as the portion of this amount associated with performance units is based on vesting through June 30, 2010.

(c)
In accordance with ASC 805, Hertz's actual stock price at the date the merger is completed will be used to determine the value of stock and stock options to be issued as consideration in connection with the merger and thus to calculate the actual purchase price. In calculating the estimated purchase price, Hertz's stock price as of September 10, 2010 was used as a proxy for the actual Hertz stock price as of the date the merger is completed. Changes in Hertz's stock price between September 10, 2010 and the date the merger is completed may result in a material difference from

3. Estimate of Consideration Expected to be Transferred (Continued)

  the stock price used to calculate the estimated purchase price for the purposes of the unaudited pro forma condensed combined financial information. If Hertz's stock price as of the date the merger is completed increases or decreases by 40% from the price assumed in the unaudited pro forma condensed combined financial information, the consideration transferred would increase or decrease by approximately $74 million, which would be reflected as an increase or decrease to goodwill. Hertz believes that an increase or decrease by as much as 40% in the Hertz common stock price on the consummation of the merger from the common stock price assumed in the unaudited pro forma condensed combined financial information is reasonably possible based upon fluctuations in Hertz's common stock price since the announcement date of the proposed merger.

(d)
Each DTG stock option will be converted into an adjusted Hertz stock option to acquire a number of shares of Hertz common stock, determined by multiplying the number of shares of DTG common stock subject to the DTG stock option by an exchange ratio (the "Incentive Award Exchange Ratio") equal to the sum of the Exchange Ratio (0.6366 of Hertz shares for which each DTG share will be exchanged) and the quotient of $43.60 (the sum of the cash consideration and the special dividend per share amount) divided by the closing price per share of Hertz common stock on the closing date of the merger (or if not a trading day, the last trading day before the merger). The exercise price per share of Hertz common stock subject to the adjusted Hertz stock option will be equal to the per share exercise price of such DTG stock option divided by the Incentive Award Exchange Ratio. In accordance with ASC 805, the fair value of outstanding DTG stock options, which will immediately vest at the effective time of the merger, has been attributed to precombination service and included in the consideration transferred.

4. Estimate of Assets to be Acquired and Liabilities to be Assumed

        The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Hertz in the merger:

(In thousands)
Book value of net assets acquired at June 30, 2010(a)	$265,717
Adjustments to:
Revenue earning equipment(b)	—
Property and equipment(b)	—
Identifiable intangible assets(c)	550,000
Debt(d)	40,700
Contingencies(e)	—
Taxes(f)	(230,373)
Goodwill(g)	733,702

Estimate of consideration expected to be transferred	$1,359,746

4. Estimate of Assets to be Acquired and Liabilities to be Assumed (Continued)

(a)
The following reconciles the net assets of DTG, as disclosed in its Quarterly Report on Form 10-Q for the period ended June 30, 2010, to the amount estimated to be acquired at closing:

(In thousands)
Net assets of DTG, as disclosed in its Quarterly Report on Form 10-Q for the period ended June 30, 2010	$467,856
Special Dividend to be paid in accordance with the amended merger agreement, prior to closing(i)	(200,000)
Retention payments paid, net of income tax benefit of $850 by DTG prior to closing	(1,330)
Elimination of unamortized deferred financing fees associated with DTG's extinguishment of non-vehicle debt prior to closing, net of income tax benefit of $1,599	(2,501)
Elimination of deferred compensation associated with restricted stock units(ii)	1,692

$265,717

(i)
No adjustment has been made to the pro forma financial statements to reflect any decrease in interest income that may result in relation to the payment of the special dividend.

(ii)
At June 30, 2010, DTG had accrued for deferred compensation in relation to vested, but deferred, restricted stock units for non-employee directors. In accordance with the amended merger agreement, these restricted stock units will be converted into a right to receive a lump sum cash payment (as described in Note 1).
(b)
As of the effective time of the merger, revenue earning equipment and property and equipment (including software) are required to be measured at fair value, unless those assets are classified as held-for-sale on the merger date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Hertz does not have sufficient information at this time as to the specific nature, age, condition or location of these assets, and Hertz does not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. Accordingly, for purposes of these unaudited pro forma condensed combined financial statements, Hertz believes that the current DTG book values for revenue earning equipment and property and equipment (including software) of $1,726 million and $119 million, respectively, represent the best estimates of fair value. These estimates of fair value are preliminary and subject to change and could vary materially from the actual adjustment. For each 1% change in fair value to revenue earning equipment and property and equipment, assuming weighted-average useful lives of 1.5 years and 7.5 years, respectively, depreciation expense would change by approximately $11.5 million and $0.2 million, respectively.

(c)
As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of

4. Estimate of Assets to be Acquired and Liabilities to be Assumed (Continued)

  those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

  The fair value of identifiable intangible assets is determined primarily using the "income method," which starts with a forecast of all the expected future net cash flows. Under applicable antitrust laws and regulations, there are significant limitations regarding what Hertz can learn about the specifics of the DTG intangible assets prior to the closing and any such process will take several months to complete.

  At this time, Hertz does not have sufficient information as to the amount, timing and risk of cash flows of all of these intangible assets. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset's life cycle and the competitive trends impacting the asset, as well as other factors. However, for purposes of this unaudited pro forma condensed combined financial information and using available information, such as historical product revenues, DTG's cost structure, and certain other high-level assumptions, the fair value of the identifiable intangible assets and their weighted-average useful lives have been estimated as follows:

	Estimated Fair Value (In thousands)	Estimated Useful Life
Trade names	$445,000	Indefinite
Customer relationships	105,000	10 years

Total	$550,000

  These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial information. Once Hertz has full access to the specifics of the DTG intangible assets, additional insight will be gained that could impact the estimated total value assigned to intangible assets and/or the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Hertz only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the merger. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the DTG intangible assets and/or to the estimated weighted-average useful lives from what Hertz has assumed in this unaudited pro forma condensed combined financial information. The combined effect of any such changes could then also result in a significant increase or decrease to Hertz's estimate of associated amortization expense.

(d)
As of the effective time of the merger, debt is required to be measured at fair value. Hertz has calculated the adjustment based on information obtained from DTG's Quarterly Report on Form 10-Q for the period ended June 30, 2010 on the fair value of DTG debt and believes the pro forma adjustment amount to be reasonable. For each $10 million decrease/(increase) in the fair value of the DTG debt, interest expense would increase/(decrease) by approximately $6.1 million.

(e)
As of the effective time of the merger, except as specifically excluded, contingencies are required to be measured at fair value, if the acquisition-date fair value of the asset or liability arising from a

4. Estimate of Assets to be Acquired and Liabilities to be Assumed (Continued)

  contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria were met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date; and (ii) the amount of the asset or liability can be reasonably estimated. These criteria are to be applied using the guidance in ASC 450, Contingencies. As disclosed in DTG's 2009 Annual Report on Form 10-K for the year ended December 31, 2009, and DTG's Quarterly Report on Form 10-Q for the period ended June 30, 2010, DTG is involved in various legal actions, claims and governmental inquiries and proceedings, which are pending or may be instituted or asserted in the future against them. However, Hertz does not have sufficient information at this time to evaluate if the fair value of these contingencies can be determined and, if determinable, to value them under a fair value standard. A fair valuation effort would require intimate knowledge of complex legal matters and associated defense strategies, which cannot occur prior to the merger consummation date. As required, DTG currently accounts for these contingencies under ASC 450. If fair value cannot be determined for DTG's contingencies, the combined company would continue to account for the DTG contingencies using ASC 450. Since DTG's current accounting approach is subject to external audit and as DTG management, unlike Hertz management, has full and complete access to relevant information about these contingencies, Hertz believes that it has no basis for modifying DTG's current application of these standards. Accordingly, for the purpose of this unaudited pro forma condensed combined financial information, Hertz has not adjusted the DTG book values. This approach is preliminary and subject to change.

(f)
As of the effective time of the merger, Hertz will provide deferred taxes as part of the accounting for the merger, primarily related to the estimated fair value adjustments for acquired intangibles and assumed debt. The pro forma adjustment to record the effect of deferred taxes was computed as follows:

(In thousands)
Estimated fair value of identifiable intangible assets to be acquired	$550,000
Estimated fair value adjustment of debt to be assumed	40,700

Total estimated fair value adjustments	$590,700

Deferred taxes associated with the estimated fair value adjustments at 39%	$230,373

(g)
Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

5. Pro Forma Adjustments

        Adjustments included in the column under the heading "Pro Forma Adjustments" represent the following:

          (a)   To adjust amortization expense for the estimated amortization expense of customer relationship intangible assets acquired, with an estimated fair value of $105 million and an estimated useful life of ten years.

5. Pro Forma Adjustments (Continued)

          (b)   To adjust interest expense as follows:

	Year Ended December 31, 2009	Six Months Ended June 30, 2010
	(In thousands)
Amortization of the fair value adjustment to debt	$24,840	$7,320
Elimination of interest expense due to the extinguishment of DTG's existing non-vehicle debt(i)	(9,405)	(4,111)
Elimination of amortization of deferred financing costs associated with extinguished debt	(3,392)	(726)
Interest expense on additional borrowings under Hertz's Senior ABL facility used to partially finance the merger(ii)	6,944	3,472

Total	$18,987	$5,955

(i)
Includes the elimination of letter of credit and commitment fees relating to DTG's revolving credit facility.

(ii)
Represents interest expense at an assumed current rate of 1.85% (June 30, 2010 LIBOR plus 150 basis points) net of assumed savings of 50 basis points on the drawn amount, as historical information includes a facility fee equal to 50 basis points on any available and undrawn amount. A change of one-eighth of 1% (12.5 basis points) in the interest rate associated with this variable rate borrowing would result in additional annual interest expense (if the interest rate increases) or a reduction to annual interest expense (if the interest rate decreases) of approximately $0.7 million.

          (c)   To eliminate advisory, legal, regulatory and retention costs that are directly attributable to the pending merger but that are not expected to have a continuing impact on the combined entity's results, as follows:

	Year Ended December 31, 2009	Six Months Ended June 30, 2010
	(In thousands)
Eliminate Hertz's advisory, legal and regulatory costs assumed to be non-recurring	$1,584	$10,774
Eliminate DTG's acquisition-related transaction and retention costs assumed to be non-recurring	—	8,521

Total	$1,584	$19,295

          (d)   Certain adjustments have been made to the historical financial statements of DTG to conform to Hertz's presentation. For the pro forma condensed combined statements of operations, the increase in the fair value of derivatives, which DTG presents as a separate line item, has been reclassified to the "Selling, general and administrative" line item. For the pro forma condensed

5. Pro Forma Adjustments (Continued)

  combined balance sheet, "Other intangible assets, net," presented by DTG represents capitalized software, and in order to conform to Hertz's presentation, $25,445,000 has been reclassified from "Other intangible assets, net" to "Property and equipment, net."

          (e)   To record the impact on accrued income taxes in relation to pre-closing retention program and deferred compensation payments and the write-off of deferred financing costs.

          Hertz has generally assumed a 39% tax rate when estimating the tax impacts of the merger, representing the statutory tax rate for Hertz. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, cash needs and the geographical location of businesses.

          (f)    The unaudited pro forma condensed combined basic and diluted income (loss) per share calculations are based on the combined basic and diluted weighted average shares outstanding. The historical basic and diluted weighted average shares of DTG outstanding are assumed to be replaced by the shares expected to be issued by Hertz in connection with the merger. No dilution from common stock equivalents is reflected in these unaudited pro forma condensed combined financial statements, as such impact would be antidilutive.

          (g)   To adjust cash and cash equivalents, as follows:

(In thousands)
Extinguishment of DTG's non-vehicle debt prior to closing	$(153,125)
Special Cash Dividend paid to DTG shareholders prior to closing (see Note 4(a))	(200,000)
Cash portion of merger consideration (see Note 3)	(1,071,933)
Retention payments paid by DTG prior to closing(i) (see Note 4(a))	(3,880)
Estimate of future merger-related transaction costs	(49,165)
Additional borrowings under Hertz's Senior ABL facility	515,000
Reclassification of DTG's cash and cash equivalents—required minimum balance(ii)	100,000

Total	$(863,103)

(i)
DTG has established a retention program with a pool of approximately $7,760,000 for DTG employees who are not executive officers, as to which DTG and Hertz have agreed that 50% of the approximately $7,760,000 charge is payable upon completion of the merger and 50% is payable upon completion of a six-month requisite service period following the merger. As such, Hertz will incur charges following the merger of approximately $3,880,000 in relation to the retention program.

(ii)
DTG's cash and cash equivalents—required minimum balance designation is no longer necessary upon extinguishment of DTG's non-vehicle debt prior to closing.

5. Pro Forma Adjustments (Continued)

          (h)   To adjust prepaid expenses and other assets, as follows:

(In thousands)
Eliminate unamortized deferred financing fees associated with DTG's extinguished non-vehicle debt	$(4,100)
Eliminate Rabbi trust plan (prefunding) associated with deferred compensation	(3,096)

Total	$(7,196)

          (i)    To record intangible assets acquired at an estimate of fair value of $550,000,000 (see Note 4(c)), and to reclassify DTG software of $25,445,000 into "Property and equipment" in order to conform with Hertz's presentation.

          (j)    To record an estimate of acquisition date goodwill (see Note 4(g)).

          (k)   To reflect the settlement of retention and deferred compensation expense in accordance with the amended merger agreement.

          (l)    To eliminate DTG's non-vehicle debt, adjust DTG's remaining debt to an estimate of fair value, and incur additional borrowings under Hertz's Senior ABL facility as follows:

(In thousands)
Eliminate DTG non-vehicle debt	$(153,125)
Estimated fair value decrease to remaining debt assumed	(40,700)
Additional borrowings under Hertz's Senior ABL facility	515,000

Total	$321,175

          (m)  To adjust deferred taxes on income associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed, at 39% (see Note 4(f)), and to reverse deferred taxes of $1,867,000 associated with deferred compensation to be paid by DTG prior to closing.

          (n)   To record the stock portion of the merger consideration, at par, and to eliminate DTG's common stock, at par, as follows:

(In thousands)
Eliminate DTG common stock	$(350)
Issuance of Hertz common stock(i)	183

Total	$(167)

(i)
Represents the issuance of approximately 18.3 million shares associated with exchange of DTG shares for Hertz shares at an exchange ratio of 0.6366 (see Note 3).

5. Pro Forma Adjustments (Continued)

          (o)   To record the stock portion of the merger consideration, at fair value less par, and to eliminate DTG's additional paid-in-capital, as follows:

(In thousands)
Eliminate DTG's additional paid-in capital	$(937,093)
Issuance of Hertz common stock and options	287,630

Total	$(649,463)

          (p)   To eliminate DTG's accumulated deficit, and to record estimated non-recurring costs of Hertz and DTG for advisory, legal, regulatory and valuation costs, as follows:

(In thousands)
Eliminate DTG's accumulated deficit	$223,630
Estimated remaining merger related transaction costs assumed to be non-recurring	(49,165)

Total	$174,465

          (q)   To eliminate DTG's accumulated other comprehensive loss.

          (r)   To eliminate DTG's treasury stock.

        The unaudited pro forma condensed combined financial statements do not reflect Hertz's expected realization of annual cost savings of $180 million by 2013. These savings are expected in direct operating, depreciation of revenue earning equipment and selling, general and administrative functions. Although Hertz management expects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements do not reflect estimated restructuring and integration charges associated with the expected cost savings, which are estimated to be approximately $70 million, of which approximately $23 million (associated with the purchase of information technology hardware and software) will be capitalized and the remainder will be expensed as incurred. Additionally, severance charges for DTG senior management of approximately $23 million are not reflected in these pro forma financial statements, and will be expensed as incurred.

 FORWARD-LOOKING STATEMENTS

        This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Hertz and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that (1) Hertz and DTG may be unable to obtain stockholder or regulatory approvals required for the merger or may be required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed merger may be longer than anticipated; (3) problems may arise in successfully integrating the businesses of Hertz and DTG; (4) the proposed merger may involve unexpected costs; (5) the businesses may suffer as a result of uncertainty surrounding the proposed merger; and (6) the industry may be subject to future risks that are described in SEC reports filed by Hertz. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Hertz. Hertz assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

        In connection with the proposed merger, Hertz filed with the SEC a registration statement on Form S-4 (SEC file number 333-167085) that includes a preliminary prospectus of Hertz and a preliminary proxy statement of DTG. The registration statement was declared effective by the SEC on August 16, 2010, and the proxy statement/prospectus has been mailed to DTG stockholders on or about August 17, 2010. Investors and security holders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain, or will contain, important information about Hertz, DTG and the proposed merger. Investors and security holders may obtain these documents (and any other documents filed by Hertz or DTG with the SEC) free of charge at the SEC's website at www.sec.gov. In addition, the documents filed with the SEC by Hertz may be obtained free of charge on Hertz's internet website at www.hertz.com or by contacting Hertz's Investor Relations Department at 201-307-2100. Copies of the documents filed with the SEC by DTG will be available free of charge on DTG's internet website at www.dtag.com or by contacting DTG's Investor Relations Department at 918-669-2119. Investors and security holders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

        Hertz, DTG and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of DTG in favor of the proposed merger. Information about the executive officers and directors of Hertz and their ownership of Hertz common stock is set forth in the proxy statement for Hertz's 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 9, 2010. Information about the executive officers and directors of DTG and their ownership of DTG common stock is set forth in DTG's proxy statement for its 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2010. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Hertz, DTG and their respective executive officers and directors in the proposed merger by reading the proxy statement/prospectus regarding the proposed merger when it becomes available.

 ABOUT THE COMPANY

        Hertz is the largest worldwide airport general use car rental brand operating from more than 8,300 locations in 146 countries worldwide. Hertz is the number one airport car rental brand in the U.S. and at 81 major airports in Europe, operating both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Asia, Australia and New Zealand. In addition, the Company has licensee locations in cities and airports in Africa and the Middle East. Product and service initiatives such as Hertz #1 Club Gold®, NeverLost® customized, onboard navigation systems, SIRIUS XM Satellite Radio, and unique cars and SUVs offered through the Company's Prestige, Fun and Green Collections, set Hertz apart from the competition. The Company also operates the Advantage car rental brand at 26 airports in the U.S., global car sharing club, Connect by Hertz, in New York City, Berlin, London, Madrid and Paris. Hertz also operates one of the world's largest equipment rental businesses, Hertz Equipment Rental Corporation, offering a diverse line of equipment, including tools and supplies, and new and used equipment for sale, to customers ranging from major industrial companies to local contractors and consumers from approximately 325 branches in the United States, Canada, China, France, Spain and Italy.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF HERTZ AND DTG
Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2009
Unaudited Pro Forma Condensed Combined Statement of Operations For the Six Months Ended June 30, 2010
Unaudited Pro Forma Condensed Combined Balance Sheet As of June 30, 2010
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
FORWARD-LOOKING STATEMENTS
ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT
ABOUT THE COMPANY